Filed Pursuant to Rule 433

Registration Nos. 333-123714

and 333-123714-04

BAC CAPITAL TRUST X

6 1/4% CAPITAL SECURITIES

FINAL TERM SHEET

Dated March 21, 2006

Issuer:	BAC Capital Trust X

Ratings:	Aa3(Moody’s)/A(S&P)/A+(Fitch)

Size:	36,000,000 capital securities

Issue Price and Liquidation Amount:	$25 per capital security

Issue Amount of Capital Securities:	$900,000,000

Cash Distributions:	Annual rate of 6 1/4% of the stated liquidation amount of $25 per capital security

Distribution Dates:	March 29, June 29, September 29 and December 29 of each year, beginning June 29, 2006

Cumulative:	Yes

Day Count:	30/360

Maturity of BAC Junior Subordinated Notes:	March 29, 2055, unless prepaid earlier

Interest Rate of BAC Junior Subordinated Notes:	Annual rate of 6 1/4% per $25 principal amount, from and including March 28, 2006

Interest Payment Dates of BAC Junior Subordinated Notes:	March 29, June 29, September 29 and December 29 of each year, beginning June 29, 2006

Additional Interest on Deferred Distributions:	Annual rate of 6 1/4% of the unpaid distributions, compounded quarterly

Redemption Provisions:	The capital securities have no stated maturity but must be redeemed upon the maturity of the BAC Junior Subordinated Notes on March 29, 2055 or their earlier prepayment

First Optional Call Date:	March 29, 2011

Cash Payment Deferral:	Up to 20 quarters

Public Offering Price:	$900,000,000 in the aggregate

Bookrunning Manager:	Banc of America Securities LLC

Joint Lead Manager:	Incapital LLC

Senior Co-Managers:

A.G. Edwards & Sons, Inc.

Citigroup Global Markets Inc.

Lehman Brothers Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co. Incorporated

UBS Securities LLC

Wachovia Capital Markets, LLC

Junior Co-Managers:	Bear, Stearns & Co. Inc. Goldman, Sachs & Co. HSBC Securities (USA) Inc. RBC Dain Rauscher Inc.

Settlement Date:	March 28, 2006 (DTC)

Listing:	NYSE

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free at 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com.

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